(Exhibit 22)


                      THE FIRST OF LONG ISLAND CORPORATION
                               10 Glen Head Road
                           Glen Head, New York 11545

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held April 16, 1996

                                                                   March 4, 1996
To the Stockholders of
The First of Long Island Corporation:

Notice is hereby given that the Annual Meeting of Stockholders of THE FIRST OF LONG ISLAND CORPORATION will be held at the OLD BROOKVILLE OFFICE, 209 GLEN HEAD ROAD, GLEN HEAD, NEW YORK, on Tuesday, April 16, 1996, at 3:30 P.M.
local time for the following purposes:
    (1) To elect Directors.
    (2) To approve adoption of The First of Long Island Corporation Stock Option and Appreciation Rights Plan.
    (3) To transact any other business as may properly come before the meeting. Only stockholders of record at the close of business on February 28, 1996 are entitled to notice of and to vote at such meeting or any adjournment thereof.

                       By Order of the Board of Directors

                                        Arthur J. Lupinacci, Jr.
                       Senior Vice President and Secretary

IMPORTANT -- PLEASE MAIL YOUR PROXY PROMPTLY.

IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.